As filed with the Securities and Exchange Commission on July 28, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NATIONAL GRID PLC
(Exact Name of Registrant as Specified in its Charter)

England and Wales (State or Other Jurisdiction of Incorporation or Organization)	98-0367158 (I.R.S. Employer Identification No.)
1-3 Strand
London WC2N 5EH
United Kingdom
(Address of Principal Executive Offices)
National Grid plc Long Term Performance Plan
(Full Title of the Plan)
Colin Owyang
SVP and General Counsel of National Grid USA
40 Sylvan Road
Waltham, Massachusetts 02451
(Name and Address of Authorized US Representative Agent for Service)
(781) 907-1000
(Telephone Number, Including Area Code, of Agent for Service)
Copy to:
Helen Mahy
Company Secretary and General Counsel
National Grid plc
1-3 Strand London WC2N 5EH England
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to be	Amount to be	Offering Price	Aggregate	Amount of
Registered(1)	Registered(2)	Per Share(3)	Offering Price	Registration Fee(4)
Ordinary shares of 11 17/43 pence each	10,000,000	$10.03	$100,300,000	$11,644.83

(1)	The ordinary shares of the Registrant may be represented by the Registrant’s American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts, each representing five ordinary shares without nominal value. A separate registration statement on Form F-6 was filed with the Securities and Exchange Commission on 18 January 2002, as amended by Post-Effective Amendment No. 1, filed on 1 August 2005 (Registration No. 333-81390) for the registration of ADSs evidenced by American Depositary Receipts issuable upon deposit of ordinary shares.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional ordinary shares of the Registrant that may become issuable under the National Grid plc Long Term Performance Plan as a result of any stock split, stock dividend or similar transaction.

(3)	The maximum offering price per share used to calculate the registration fee with respect to the ordinary shares that may be granted in the future under the National Grid plc Long Term Performance Plan was estimated pursuant to Rule 457 under the Securities Act using the average of the high and low prices per share of National Grid plc ADSs (each of which represents five ordinary shares) on the New York Stock Exchange on July 26, 2011.

(4)	Estimated solely for the purpose of determining the registration fee.
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered and issued pursuant to the Plan.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
     All information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The document(s) containing the information specified in Part I will be delivered to employees of the Registrant and employees of subsidiaries of the Registrant participating in the plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     The reports listed below have been filed with or furnished to the Commission by National Grid plc (“National Grid” or the “Registrant”) and are incorporated herein by reference to the extent not superseded by documents or reports subsequently filed or furnished:
(a)	the Registrant’s Annual Report on Form 20-F for the fiscal year ended 31 March 2011, filed with the Commission on 13 June 2011 (File No. 001-14958), pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	the Registrant’s Current Report on Form 6-K furnished to the Commission on 19 May 2011; and

(c)	the description of the Registrant’s American Depositary Shares and Ordinary Shares as contained in its Registration Statement on Form F-4 (Registration No. 333-47324) filed on 4 October 2000, including any amendment subsequently filed for the purpose of updating such description.
     All documents subsequently filed by National Grid pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. To the extent designated on the cover page as incorporated by reference herein, certain reports on Form 6-K furnished to the Commission shall be deemed to be incorporated by reference in this Registration Statement from the date that such reports are furnished to the commission.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES.
     Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
     Not applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Indemnity and insurance
Article 127 of the Articles of Association of Registrant provides as follows:
127 Indemnity and insurance
127.1 To the fullest extent permitted by law, we will indemnify all our Directors and officers out of our own funds against the following:
(a)	Any liability incurred by or attaching to them in connection with any negligence, default, breach of duty or breach of trust by them in relation to NG other than:
(i)	any liability to us or any associated company; and

(ii)	any liability of the kind referred to in s234(3) of the Companies Act.
(b)	Any other liability incurred by or attaching to them:
(i)	in actually or seemingly carrying out their duties;

(ii)	in using or seemingly using their powers; and

(iii)	in any other activity connected to their duties, powers or office.
Where a Director or officer is indemnified against any liability in line with this Article 127, the indemnity will cover all costs, charges, losses, expenses and liabilities incurred by them.
127.2 As well as the cover provided under Article 127.1 above, the Directors will have power to purchase and maintain insurance for or for the benefit of:
(a)	any person who is or was at any time a Director or officer of any relevant company; or

(b)	any person who is or was at any time a trustee of any pension fund or employees’ share scheme in which employees of any relevant company are interested.
This includes insurance against any liability incurred by or attaching to them through any act or omission:
(i)	in actually or seemingly carrying out their duties;

(ii)	in using or seemingly using their powers; and

(iii)	in any other activity connected to their duties, powers or offices;
in relation to:

a)	any relevant company;

b)	any pension fund; or

c)	any employees’ share scheme;
and all costs, charges, losses, expenses and liabilities incurred by them in relation to any act or omission
127.3 Subject to the law, we will:
(a)	provide a Director or officer with funds to meet expenditure they have incurred or may incur in defending any criminal or civil proceedings or in connection with any application under the provisions mentioned in Section 205(5) of the Companies Act;

(b)	provide a Director or officer with funds to meet expenditure they have incurred or may incur in defending an investigation by a regulatory authority or against action proposed by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust by him or her in relation to us; and

(c)	do anything to enable a Director or officer to avoid incurring such expenditure, but any funds we provide or other things we do will be in line with Section 205(5) of the Companies Act.
UK Companies Act 2006
With effect from 1 October 2007, the following provisions of the Companies Act 2006 provide as follows:
     232 Provisions protecting directors from liability
(1)	Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2)	Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void except as permitted by —
(a)	section 233 (provision of insurance),

(b)	section 234 (qualifying third party indemnity provision), or

(c)	section 235 (qualifying pension scheme indemnity provision).

(3)	This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4)	Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.
     233 Provision of insurance
Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.
     234 Qualifying third party indemnity provision
(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2)	Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.
Such provision is qualifying third party indemnity provision if the following requirements are met.
(3)	The provision must not provide any indemnity against —
(a)	any liability of the director to pay —
(i)	a fine imposed in criminal proceedings, or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or
(b)	any liability incurred by the director —
(i)	in defending criminal proceedings in which he is convicted, or

(ii)	in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii)	in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.
(4)	The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5)	For this purpose —
(a)	a conviction, judgment or refusal of relief becomes final —
(i)	if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of, and
(b)	an appeal is disposed of —
(i)	if it is determined and the period of bringing any further appeal has ended, or

(ii)	if it is abandoned or otherwise ceases to have effect.
(6)	The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).
     235 Qualifying pension scheme indemnity provision
(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2)	Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme. Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against —
(a)	any liability of the director to pay —
(i)	a fine imposed in criminal proceedings, or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or
(b)	any liability incurred by the director in defending criminal proceedings in which he is convicted.
(4)	The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5)	For this purpose —
(a)	a conviction becomes final —
(i)	if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal is disposed of, and
(b)	an appeal is disposed of —

(i)	if it is determined and the period for bringing any further appeal has ended, or

(ii)	if it is abandoned or otherwise ceases to have effect.
(6)	In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.
     239 Ratification of acts of directors
(1)	This section applies to the ratification by a company of conduct by a director amounting to negligence, default, breach of duty or breach of trust in relation to the company.

(2)	The decision of the company to ratify such conduct must be made by resolution of the members of the company.

(3)	Where the resolution is proposed as a written resolution neither the director (if a member of the company) not any member connected with him is an eligible member.

(4)	Where the resolution is proposed at a meeting, it is passed only if the necessary majority is obtained disregarding votes in favour of the resolution by the director (if a member of the company) and any member connected with him.

This does not prevent the director or any such member from attending, being counted towards the quorum and taking part in the proceedings at any meeting at which the decision is considered.

(5)	For the purposes of this section —
(a)	“conduct” includes acts and omissions;

(b)	“director” includes a former director;

(c)	a shadow director is treated as a director; and

(d)	in section 252 (meaning of “connected person”), subsection (3) does not apply (exclusion of person who is himself a director).
(6)	Nothing in this section affects —
(a)	the validity of a decision taken by unanimous consent of the members of the company, or

(b)	any power of the directors to agree not to sue, or to settle or release a claim made by them on behalf of the company.
(7)	This section does not affect any other enactment or rule of law imposing additional requirements for valid ratification or any rule of law as to acts that are incapable of being ratified by the company.

     256 Associated bodies corporate
     For the purposes of this Part —
(a)	bodies corporate are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate, and

(b)	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate.
     1157 Powers of Court to Grant Relief in Certain Cases
(1)	If in proceedings for negligence, default, breach of duty or breach of trust against —
(a)	an officer of a company, or

(b)	a person employed by a company as auditor (whether he is or is not an officer of the company)
it appears to the court hearing the case that the officer or person is or may be liable, but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2)	If any such officer or person has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust —
(a)	he may apply to the court for relief, and

(b)	the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.
(3)	Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.
     Insurance
Under section 232 of the Companies Act 2006, the Registrant may not provide an indemnity, or include provisions in its articles of association or in separate contracts for the purpose of exempting directors from liability for their negligence, default, breach of duty or breach of trust. The Registrant may, however, insure its directors (as well as its officers) against any such liability to the Registrant and, in the circumstances set out in section 234, to third parties. Therefore, the Registrant procures, and intends to continue procuring, directors’ and officers’ liability insurance coverage for the benefit of such directors and officers, which, subject to policy terms and conditions, provides coverage to such directors and officers in circumstances in which the

Registrant and its subsidiaries are not permitted or are otherwise unable to provide indemnity. While defense costs may be met, neither the Registrant’s indemnity nor the insurance provides coverage in the event that a director or officer is the subject of criminal or regulatory fines or penalties or is proved to have acted fraudulently or dishonestly. The Registrant also procures, and intends to continue procuring, directors’ and officers’ liability insurance coverage for its benefit where it has indemnified directors and officers under the indemnity agreements referred to above.
ITEM 7. EXEMPTION FROM REGISTRATION FUNDS.
     Not applicable.
ITEM 8. EXHIBITS.

4.1	Memorandum and Articles of Association of National Grid plc, incorporated by reference to Exhibit 1.1 of the Registrant’s 2010 Form 20-F, filed on May 25, 2010, File No. 001-14958
4.2	National Grid plc Long Term Performance Plan
5.1	No opinion of counsel required as the securities being registered are not original issuance securities.
23.1	Consent of PricewaterhouseCoopers LLP re 20-F financial statements
24.1	Powers of Attorney
ITEM 9. UNDERTAKINGS.
     (a) The undersigned Registrant and, where applicable, Plan, hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions discussed in item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, England on this 28th day of July, 2011.

NATIONAL GRID PLC
By:	/s/ Steve Holliday
	Name:	Steve Holliday
	Title:	Chief Executive

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated above.

Name	Title

/s/ Steve Holliday	Chief Executive, Executive Director
Steve Holliday	(Principal Executive Officer)

/s/ Andrew Bonfield	Finance Director, Executive Director
Andrew Bonfield	(Principal Financial Officer)

/s/ Andrew Bonfield	Accounting Director, Executive Director
Andrew Bonfield	(Principal Accounting Officer)

Executive Director
Nick Winser*

Executive Director
Thomas B. King*

Chairman
Sir John Parker*

Non-Executive Director
Linda Adamany*

Non-Executive Director
Philip Aiken*

Non-Executive Director and Senior Independent Director
Kenneth Harvey*

Name	Title

Non-Executive Director
Maria Richter*

Non-Executive Director
Stephen Pettit*

Non-Executive Director
George Rose*

/s/ Colin Owyang	Authorized United States Representative
Colin Owyang

* By:	/s/ Helen Mahy
Helen Mahy
Attorney-in-fact

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION
4.1	Memorandum and Articles of Association of National Grid plc, incorporated by reference to Exhibit 1.1 of the Registrant’s 2010 Form 20-F, filed on May 25, 2010, File No. 001-14958
4.2	National Grid plc Long Term Performance Plan
5.1	No opinion of counsel required as the securities being registered are not original issuance securities.
23.1	Consent of PricewaterhouseCoopers LLP re 20-F financial statements
24.1	Powers of Attorney